CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement Nos. 33-82610 and 811-03249 of the Maxim Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 29, 2006 on the financial statements of the Maxim Series Account and our report dated March 27, 2006 on the consolidated financial statements of Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information, which is part of the Registration Statements.

We also consent to the reference to us under the heading "Condensed Financial Information" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statements.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
April 26, 2006